Liberated Solutions Enters Agreement with CigaWatt, LLC

Independence, MO (March 4, 2019) – Liberated Solutions Inc./FKA Liberated Energy, Inc (OTC PINK: LIBE) is pleased to announce today that it has entered an agreement to acquire CigaWatt, LLC. Liberated will transfer controlling interest once an audit is concluded.

CigaWatt is an Electronic Cigarette Shop and Vapor Lounge with multiple locations around the Kansas City area. It specializes in top quality e-cigs, juices, and CBD products within a comfortable boutique atmosphere. The company has begun initial steps into offering franchise and online expansion.

“CigaWatt is setting the new “gold standard” in what a vape shop and lounge should be. Our products are all chosen by industry professionals and go through rigorous levels of research and hands on testing. Our customers work hard for their money and that’s why we go to great lengths to make sure the hardware and e-Liquids are among the best offered anywhere in the world. Our mission is to get everyone off traditional tobacco and over to a better alternative” stated Janelle Squire, Owner of CigaWatt.

As traditional cigarette sales decline, e-Cig use is growing, and so is the vaping industry:

●	Sales of e-Cigs increased from just $20 million in 2008 to over $2 billion dollars in 2014, and the figure is projected to hit $45 billion by 2024.
●	There are currently 45 million smokers in the USA, and 67% of them want to quit. That means 30 million potential electronic cigarette users.
●	The word ‘vape’ was the Oxford Dictionaries “word of the year” for the fastest increase in common usage in 2014.
●	Conversions of existing tobacco smokers to e-Cig aficionados is not the end of the sale. Hardware upgrades, accessories and e-liquids create an on-going market for existing users, with infinite possibilities for product improvements.
●	With the legalization of cannabis Vape Lounges are the ideal point of sale

Sales of e-cigarettes could reach $3.5 billion this year, Herzog says. While that market is modest compared with the $85 billion in sales from conventional cigarettes, Herzog predicts that e-cigarette sales will surpass those of what she calls “combustible tobacco” within a decade.” (Bonnie Herzog, Wells Fargo Securities Analyst)

Brian Conway, CEO of Liberated stated “CigaWatt is incredibly relevant in today’s market and by going public, can utilize equity to acquire additional Mom & Pops. Much like the coffee houses and video stores of twenty years ago, it is only a matter of time before larger chains consolidate this industry. CigaWatt’s business plan allows for singular shops to maintain their identity under the pubco with options to Co-Op or franchise for reduced inventory costs, marketing, loyalty programs, merchant services, insurance, legal, and financing. I wish the new management great success”

About Liberated Solutions Inc.

Liberated Energy Inc. is a diversified energy services holding company delivering conventional as well as non-conventional energy solutions throughout North America. For its customers, Liberated is an energy products and services company reducing the everyday cost of energy to its clients. For its shareholders, Liberated operates and acquires a diverse array of energy products and service companies with proven revenues and operations. Its mission is to be the best small cap energy services company of its kind in North America.

Safe Harbor for Forward-Looking Statements: This press release may contain forward-looking information. There are many factors that could cause the Company’s expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

Brian Conway
CEO

Liberated Energy Inc.

Phone: (845) 544-5112

https://www.facebook.com/liberatedenergy/